Exhibit 10.25

LOAN AGREEMENT
Between
MITCHELL COUNTY DEVELOPMENT AUTHORITY
and
FIRST UNITED ETHANOL, LLC
********************************************************************
$53,500,000
VARIABLE RATE DEMAND TAXABLE
ECONOMIC DEVELOPMENT REVENUE BONDS
(FIRST UNITED ETHANOL, LLC PROJECT), SERIES 2006
********************************************************************
Dated as of October 1, 2006
Certain of the interests of the Mitchell County Development Authority in this Loan Agreement have been assigned to Wells Fargo Bank, National Association, as Trustee under the Trust Indenture dated as of October 1, 2006.

INDEX
(The Index is not a part of the Agreement
but for convenience of reference only.)

i

Page
ARTICLE IV

ISSUANCE OF BONDS;
APPLICATION OF PROCEEDS

Section 4.1 Issuance of Bonds; Deposit of Bond Proceeds	13
Section 4.2 Disbursements from the Project Fund	13
Section 4.3 Obligation of the Parties to Cooperate In Furnishing Documents	14
Section 4.4 Borrower Required to Pay Costs in Event Project Fund Insufficient	14
Section 4.5 Investment of Fund Moneys	14
Section 4.6 Excess Proceeds	15

ARTICLE V

MAINTENANCE; INSURANCE; DAMAGE;
DESTRUCTION AND EMINENT DOMAIN

Section 5.1 Maintenance	15
Section 5.2 Removal of Portions of Project	15
Section 5.3 Option to Release Portion of Project	15
Section 5.4 Insurance Required	15
Section 5.5 [Reserved]	15
Section 5.6 Worker’s Compensation	16
Section 5.7 Mechanic’s Liens	16
Section 5.8 Damage, Destruction and Eminent Domain	16

ARTICLE VI

WARRANTIES, REPRESENTATIONS AND COVENANTS

Section 6.1 Representations of the Issuer	16
Section 6.2 Representations of the Borrower	17
Section 6.3 [Reserved]	18
Section 6.4 Financial Statements	18
Section 6.5 Borrower’s Approval of Indenture	18
Section 6.6 Right of Access	18
Section 6.7 Indemnification	18
Section 6.8 [Reserved]	19

ARTICLE VII

ASSIGNMENT

Section 7.1 Assignment by Borrower	19
Section 7.2 Assignment by Issuer	20

ii

iii

L O A N A G R E E M E N T
Between
MITCHELL COUNTY DEVELOPMENT AUTHORITY
and
FIRST UNITED ETHANOL, LLC
     THIS LOAN AGREEMENT made and entered into as of the 1st day of October, 2006, between the MITCHELL COUNTY DEVELOPMENT AUTHORITY, a public body corporate and politic and an instrumentality of Mitchell County, Georgia, created under the Constitution and laws of the State of Georgia (hereinafter called the “Issuer”), and FIRST UNITED ETHANOL, LLC, a Georgia limited liability company (hereinafter called the “Borrower”),
W I T N E S S E T H
     WHEREAS, the Act provides, among other things, for the issuance of revenue bonds to provide funds to make loans to others to purchase, construct, reconstruct, enlarge, improve, furnish and equip real or personal property or both, or interests therein, to serve a public purpose and to benefit the health or general welfare of the State; and
     WHEREAS, the Borrower and the Issuer each have full right and lawful authority to enter into this Loan Agreement (hereinafter called the “Agreement”, and, when the context permits, references herein to the Agreement shall be deemed to include the Agreement as the same may be duly amended, modified or supplemented in accordance with the provisions hereof) and to perform and observe the provisions hereof on their respective parts to be performed and observed;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto covenant, agree and bind themselves as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. General. In addition to the words and terms elsewhere defined in this Agreement, certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Article I unless the context or use indicates another or different meaning or intent and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined. Those words and terms not specifically defined herein and used in this Agreement and Article I as defined words or terms shall have the meanings set forth in Section 1.01 of the Indenture (as defined herein).
     Section 1.2. Definitions. The following words and terms are defined terms under this Agreement:
     “Act” has the definition assigned thereto in the Indenture.

     “Additional Payments” means the amounts required to be paid by the provisions of Section 2.2 of this Agreement.
     “Agreement” means this Loan Agreement between the Issuer and the Borrower, dated as of October 1, 2006, as the same may be duly amended, modified or supplemented in accordance with the provisions hereof.
     “Alternate Confirming Letter of Credit” means a Confirming Letter of Credit delivered to the Trustee pursuant to Section 2.12 of this Agreement to replace the Confirming Letter of Credit then in effect.
     “Alternate Letter of Credit” means a Letter of Credit delivered to the Trustee pursuant to Section 2.12 of this Agreement to replace the Letter of Credit then in effect.
     “Bank” has the meaning ascribed to such term in the Indenture.
     “Bonds” means the Project Bonds and any Additional Bonds issued and to be issued pursuant to the Indenture.
     “Bond Fund Payment” means as to the Project Bonds an amount, if any, equal to the interest accrued on the Project Bonds from their date to the date of their delivery to the Original Purchaser and payment therefor, and as to the Additional Bonds the amount specified in the Bond Resolution authorizing such Additional Bonds, provided that the Bond Fund Payment for any Additional Bonds shall not be less than an amount equal to the interest accrued on such Additional Bonds from their date to the date of delivery of such Additional Bonds to their original purchaser and payment therefor.
     “Bond Redemption Date” means any date, other than an Interest Payment Date, upon which Bonds shall be redeemed pursuant to the Indenture.
     “Bond Service Charges” for any time period or with respect to any date means the principal, including interest and redemption premium, if any, required to be paid on the Bonds for such time period or on such date.
     “Borrower” means First United Ethanol, LLC, a Georgia limited liability company, and its successors and assigns, including any transferee partnership, corporation or other entity.
     “Chair” means the Chairman or Acting Chairman of the Board of the Issuer.
     “Code” means the Internal Revenue Code of 1986, as amended. Each reference to a section of the Code herein shall be deemed to include the United States Treasury Regulations proposed or in effect with respect thereto and applicable to the Bonds or the use of the proceeds thereof.
     “Completion Date” means the date by which acquisition and installation of the Project is completed, with such completion to be evidenced by the certificate of the Authorized Borrower Representative to be furnished with respect to the Project pursuant to Section 3.3 of this Agreement.
     “Confirming Bank” has the meaning ascribed to such term in the Indenture.
     “Confirming Letter of Credit has the meaning ascribed to such term in the Indenture.

     “Construction Period” means the period between the date on which the Project Bonds are delivered to the Original Purchaser and the Completion Date.
     “Fixed Term” means the period from the Conversion Date through the Maturity Date.
     “Indenture” means the Trust Indenture between the Issuer and the Trustee relating to the issuance of the Project Bonds, dated as of October 1, 2006, as amended or supplemented from time to time.
     “Independent Counsel” means any attorney or firm of attorneys acceptable to the Trustee and to the Issuer and who is not an officer, partner or a full-time employee of the Issuer or the Borrower, and in the case of a firm, none of the attorneys or members of which is an officer, partner or a full-time employee of the Issuer or the Borrower.
     “Interest Rate for Advances” means the Default Interest Rate (as defined in the Reimbursement Agreement), but in no event in excess of the highest annual rate of interest allowable by law; provided, however, that anything herein to the contrary notwithstanding the rate of interest on any Loan Payment in default shall not be less than the rate of interest on the Bonds to which such Loan Payment relates.
     “Issuer” has the meaning assigned thereto in the Indenture.
     “Issuer’s Fee” means the one-time administrative fee of the Issuer in the amount of one-eighth of one percent (1/8 of 1.00%) of the face amount of the Bonds originally issued, due and payable on the date that the Bonds are issued.
     “Letter of Credit” has the meaning assigned thereto in the Indenture.
     “Loan” means the loan by the Issuer to the Borrower of the proceeds from the sale of the Project Bonds to the Original Purchaser as the same may hereafter be increased from the proceeds from the sale of Additional Bonds.
     “Loan Payment Date” means each Bond Redemption Date, each Interest Payment Date, each Principal Payment Date, each Mandatory Redemption Date, the date upon which any advance payment of principal or interest is required by the provisions of Section 2.1 of this Agreement, and any date on which any principal of, premium, if any, or interest on the Bonds shall be due and payable upon mandatory redemption because of acceleration.
     “Loan Payments” means the amounts required to be paid and/or prepaid by the provisions of Section 2.1 of this Agreement, as the same may hereafter be amended or supplemented.
     “Net Proceeds” means, as to any insurance proceeds or any condemnation award, the amount remaining after deducting therefrom all expenses (including attorneys’ fees and any Extraordinary Expenses, as defined in the Indenture, of the Trustee) incurred in the collection of such proceeds or award.
     “Note” or “Notes” means the promissory note dated the date of the Project Bonds, constituting the promise of the Borrower to repay the Loan to the Issuer, which Note shall be in substantially the form attached to this Agreement as Exhibit A, and any additional promissory note or notes executed and delivered with respect to Additional Bonds.

     “Notice Address” means such addresses as are specified in Section 14.04 of the Indenture, or such different address, notice of which is given under Section 10.3 of this Agreement, but no such notice shall thereby be required to be sent to more than two addresses.
     “Permitted Investments” means:
     (a) Bonds or other obligations of the United States of America;
     (b) Bonds or other obligations, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America;
     (c) Obligations issued or guaranteed as to principal and interest by any agency or person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America;
     (d) Securities or receipts evidencing ownership interests in obligations or specified portions (such as principal or interest) of obligations described in (a), (b) or (c) above;
     (e) Commercial or finance company paper which is rated either P-1 or A-1 or an equivalent by Moody’s or S&P (including investments in pools or such commercial or finance company paper owned by the Trustee or any affiliate of the Trustee);
     (f) Obligations issued by or on behalf of any state of the United States of America, or any political subdivision of any such state, which are rated at least A2 or A (or an equivalent) by Moody’s or S & P, respectively;
     (g) Funds comprised of obligations described in (f) above to the extent described in Treasury Regulation 1.1488(e)(3)(iii), including any such fund managed by the Trustee or any affiliate of the Trustee;
     (h) Money market funds which are rated prime-1 or AAAm (or an equivalent) by Moody’s or S & P, including any such money market fund managed by the Trustee or any affiliate of the Trustee; or
     (i) Any other investment not prohibited by applicable law (as evidenced by an opinion of counsel reasonably acceptable to the Trustee furnished to the Trustee).
     “Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a joint-stock company, an association and a government or any department or agency thereof.
     “Prime Rate” shall have the meaning assigned to such term in the Reimbursement Agreement.
     “Principal Payment Date” means, as to the Project Bonds, the first day of each February in the years in which the Project Bonds mature as provided in the Indenture or are otherwise subject to redemption by operation of the redemption provisions of the Reimbursement Agreement, and as to Additional Bonds, the date or dates identified as such in the Bond Resolution authorizing such Additional Bonds.
     “Project” means certain non-solid waste disposal components of the ethanol facility of the Borrower to be built on the Project Site.

     “Project Bonds” means the Bond or Bonds initially issued by the Issuer pursuant to the Indenture and designated “$53,500,000 Mitchell County Development Authority Variable Rate Demand Taxable Economic Development Revenue Bonds (First United Ethanol, LLC Project), Series 2006.”
     “Project Purposes” means the solid waste disposal components of an ethanol refining facility.
     “Project Site” means the real property described in Exhibit C of this Agreement.
     “Registered Bonds” means Bonds registered in the name of the holder.
     “Secretary” means the Secretary of the Issuer.
     “State” means the State of Georgia.
     “Termination Date” means October 1, 2031, subject to earlier termination as provided in this Agreement.
     “Trustee” means the bank or trust company at the time serving as Trustee under the Indenture.
     “Unassigned Issuer’s Rights” means all of the rights of the Issuer to receive Additional Payments under Section 2.2 hereof, and to be held harmless and indemnified and to be reimbursed for attorney’s fees and expenses under Sections 6.7 and 9.4, respectively, hereof.
     Section 1.3. No Constitutional Debt.
     It is understood and agreed by the Borrower and the Bond owners that no covenant, provision or agreement of the Issuer herein or in the Bonds or in any other document executed by the Issuer in connection with the issuance, sale and delivery of the Bonds, or any obligation herein or therein imposed upon the Issuer or breach thereof, shall give rise to a pecuniary liability of the Issuer or a charge against its general credit or general fund or shall obligate the Issuer financially in any way except with respect to the application of revenues under this Agreement, and the proceeds of the Bonds. No failure of the Issuer to comply with any term, condition, covenant or agreement therein shall subject the Issuer to liability for any claim for damages, costs or other financial or pecuniary charges except to the extent that the same can be paid or recovered from this Agreement or revenues therefrom or proceeds of the Bonds. No execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit or general funds of the Issuer. In making the agreements, provisions and covenants set forth herein, the Issuer has not obligated itself except with respect to this Agreement and the application of revenues hereunder as hereinabove provided. The Bonds constitute special obligations of the Issuer, payable solely from the revenues pledged to the payment thereof pursuant to this Agreement and the Indenture, and do not now and shall never constitute an indebtedness or a loan of the credit of the Issuer, the State of Georgia or any political subdivision thereof within the meaning of any constitutional or statutory provision whatsoever. The Issuer has no taxing power. It is further understood and agreed by the Borrower and the Holders that the Issuer shall incur no pecuniary liability hereunder and shall not be liable for any expenses related hereto. If, notwithstanding the provisions of this Section, the Issuer incurs any expense, or suffers any losses, claims or damages or incurs any liabilities, the Borrower will indemnify and hold harmless the Issuer from the same and will reimburse the Issuer for any legal or other expenses incurred by the Issuer in relation thereto, and this covenant to indemnify, hold harmless and reimburse the Issuer shall survive delivery of and payment for the Bonds.

     Any reference herein to the Issuer, or to any officers thereof, shall include any person or entity which succeeds to its or their duties or responsibilities pursuant to or by operation of law. Any reference to a section or provision of the Georgia Constitution or the Act shall include such section or provision or chapter as from time to time amended, modified, revised, supplemented, or superseded; provided, however, that no such change in the Constitution or laws (a) shall alter the obligation to pay the Bond service charges in the amounts and manner, at the times, and from the sources provided in the Bond Resolution and the Indenture, except as otherwise herein permitted or (b) shall be deemed applicable by reason of this provision if such change would in any way constitute an impairment of the rights of the Issuer, the Bank or the Borrower under the Agreement or the Indenture.
     The terms “hereof”, “hereby”, “hereto”, “hereunder” and similar terms, refer to this Loan Agreement.
ARTICLE II
THE LOAN; LOAN PAYMENTS, LETTER OF CREDIT AND
ADDITIONAL PAYMENTS;
BORROWER TO EXECUTE AND DELIVER NOTE
     Section 2.1. Amount and Terms of the Loan; the Note. The Issuer agrees, subject to the terms and conditions in this Agreement, to lend to the Borrower the proceeds from the sale of the Project Bonds. Such proceeds (after deducting the Original Purchaser’s bond discount, if any) shall be deposited with the Trustee and disbursed, after deducting the Bond Fund Payment as provided in the Indenture, in accordance with the provisions of Section 4.2 hereof in payment of costs of the Project and costs of issuance and sale of the Project Bonds. Concurrently with the issuance of the Project Bonds, the Borrower agrees to and shall execute and deliver a Note in substantially the form attached hereto as Exhibit A, evidencing the obligation of the Borrower to repay the Loan made by the Issuer. Such Note shall be dated the date of authentication and delivery of the Project Bonds, shall be payable to the order of the Issuer for the principal amount of the Loan, and shall be payable in the amounts and at the rates set forth in such Note. Such amounts of principal, interest and premium, if any, shall together constitute the Loan Payments.
     The Borrower shall, simultaneously with the delivery of the Project Bonds and the Note, deliver or cause to be delivered the Letter of Credit and Confirming Letter of Credit to the Trustee. The Borrower agrees that it will not, either by its action or inaction, in any way adversely affect the continuation or effectiveness of either the Letter of Credit or the Confirming Letter of Credit.
     All Loan Payments made hereunder on account of principal of and interest and any premium on the Note shall be made directly to the Trustee at its corporate trust office for the account of the Issuer, for deposit in the Reimbursement Account in the Bond Fund, in accordance with the terms of the Note; provided, however, that, notwithstanding anything in this paragraph to the contrary, so long as the Letter of Credit or an Alternate Letter of Credit consisting of a direct-pay letter of credit with respect thereto shall be in effect, Loan Payments shall be made by the Borrower directly to the Bank.
     The Borrower shall have the right to prepay the Loan in full and in part and without premium or penalty but with accrued interest to the date of such prepayment on the amount prepaid, upon the happening of an event described in Section 8.2(a), (b) or (c) of this Agreement.
     Prior to conversion to a Fixed Interest Rate, the Bonds are subject to optional redemption in whole or in part in integral multiples of $5,000 (provided that the unredeemed portion of any Bond redeemed in part shall be $100,000 or more), at the direction of the Borrower, on any Interest Payment Date, at a redemption price of 100% of the principal amount to be redeemed, plus interest accrued to the redemption date.
     In the event of any such optional prepayment, however, before the Borrower gives the notice in accordance with Section 8.4 of this Agreement of its intention to exercise its option to prepay the Loan in whole or in part, the Borrower shall deposit with the Bank the full amount of the prepayment price, including accrued interest to the date of prepayment specified in the aforesaid notice, or alternatively, obtain a written waiver of such deposit requirement from the Bank. The Borrower shall be required to prepay the Loan in full with accrued interest to the date of such prepayment on the amount prepaid, upon the happening of an event described in Section 8.3 of this Agreement. Any such prepayment pursuant to said Section 8.3 shall be without premium or penalty. Any such optional or mandatory prepayment shall be made pursuant to the notice provisions described in Section 8.4 of this Agreement.
     In any event, if the sum of the Loan Payments payable under this Section shall be sufficient to pay the total amount due with respect to the principal of, premium (if any) and interest on the Bonds as and when due, and if at any time when said payments are due the balance in the Bond Fund is insufficient to make such payments, the Borrower will forthwith pay to the Trustee, for the account of the Issuer for deposit into the Bond Fund, any such deficiency; provided, that any amount at any time held by the Trustee in the Bond Fund as the Bond Fund Payment, as interest earned on moneys held by the Trustee and deposited in the Reimbursement Account in the Bond Fund and any other moneys in the Reimbursement Account, as the proceeds of business interruption insurance, or as a result of the payment of any penalties or liquidated damages received or withheld under construction contracts and deposited in the Reimbursement Account in the Bond Fund shall be transferred by the Trustee to the Bank pursuant to Section 6.08 of the Indenture, and provided further, that if at any time all the outstanding Bonds are paid and discharged within the meaning of the Indenture and the Bank has been fully reimbursed under the Reimbursement Agreement, the Borrower shall not be obligated to make any further Loan Payments under this Section. All payments made pursuant to this Section shall be made in such manner and at such times as shall be necessary to assure that the Trustee shall receive such payments in sufficient time to permit payment of the amounts of the principal of, and interest and any premium on the Bonds when the same shall respectively become due and payable.
     The Borrower has provided for the payment of the principal of the Project Bonds, upon maturity, redemption or acceleration, and up to 109 days’ interest on the Project Bonds from payments to be made by the Bank to the Trustee pursuant to the Letter of Credit. Pursuant thereto, the Borrower hereby authorizes the Trustee to draw under the Letter of Credit the moneys necessary to pay the principal of and interest on the Project Bonds as they become due. The Borrower authorizes the Trustee to draw moneys, in which moneys the Borrower has no interest, under the Letter of Credit in an amount sufficient to pay the principal of and interest on the Project Bonds on the date such principal or interest becomes due. The amount of such drawings shall be credited against the Borrower’s obligations to make Loan Payments hereunder and under the Note.
     Section 2.2. Additional Payments. The Borrower agrees to make Additional Payments as follows:
(a)	To the Issuer, the Issuer’s Fee and as reimbursement for any and all reasonable costs, expenses and liabilities paid by the Issuer in satisfaction of any obligations of the Borrower hereunder not performed in accordance with the terms hereof by the Borrower, provided, however, that the Issuer shall be under no obligation to pay any expenses, costs or liabilities of the Borrower.

(b)	To the Issuer, as reimbursement for or prepayment of reasonable expenses paid or to be paid by the Issuer and requested by the Borrower, or required by this Agreement, or the Indenture or incurred in enforcing the provisions of this Agreement or the Indenture, or incurred in defending any action or proceedings with respect to the Project, this Agreement, or the Indenture, or incurred for any other action to be taken by the Issuer pursuant to this Agreement, the Indenture or any other document or agreement related to the issuance or sale of the Bonds, or arising out of or based upon any other document related to the issuance of the Bonds which are not otherwise required to be paid by the Borrower under this Agreement.

(c)	To the Trustee, the customary fees and reasonable charges and expenses of the Trustee as trustee, bond registrar and paying agent, and of any other paying agent on the Bonds under the Indenture, all as provided in the Indenture, as and when the same become due.

(d)	To the Remarketing Agent, the reasonable fees and expenses of the Remarketing Agent for services rendered in connection with the Project Bonds, including its fees for remarketing Project Bonds.

(e)	The Borrower will pay, as the same become due: (i) all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project or any machinery, equipment, furnishings or other property installed by the Borrower thereon including, without limiting the generality of the foregoing, ad valorem taxes or payments in lieu of such taxes lawfully assessed against the Project; (ii) all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project; and (iii) all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project; provided, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Borrower shall be obligated to pay only such installments as are required to be paid while payments of principal or interest are outstanding with respect to the Note.
     If the Borrower shall first notify the Trustee and the Bank of its intention to do so, the Borrower may, at its expense and in its own name, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid (except where tender of all or a portion of the taxes, assessments or other charges may be made without prejudice to the Borrower’s contest regarding same, in which case such tender shall be made to avoid the imposition of any penalty) during the period of such contest and any appeal therefrom unless the Trustee or the Bank shall notify the Borrower that, in the opinion of Independent Counsel, by nonpayment of any such items the lien of the Indenture or the Mortgage will be materially endangered or the Project or any material part thereof will be subject to imminent loss or forfeiture, in which event such taxes, assessments or charges shall be promptly satisfied and discharged by payment thereof, by furnishing a bond satisfactory to the Trustee and the Bank, or by payment to a reserve held by the Trustee; provided that the Borrower may, without creating a default hereunder, contest in good faith the necessity or the reasonableness of any such cost, expense or liability (other than any amount which represents principal of or interest or any premium on any Bonds).
     Section 2.3. Notes. In addition to the Note described in Section 2.1 hereof, a Note or Notes in an aggregate principal amount equal to the principal amount of any Additional Bonds will be executed and delivered by the Borrower in a form substantially similar to the form of the Note attached hereto as Exhibit A, with the necessary and appropriate variations, omissions and insertions as permitted and required by this Agreement as amended and supplemented. All Notes shall:

(a)	Provide for payments of interest equal to the payments of interest on the corresponding Bonds;

(b)	require payments and/or prepayments of principal and any premium equal to the payments of principal and any premium on the corresponding Bonds;

(c)	require all payments on such Notes to be made on or prior to the due dates for the corresponding payments to be made on the corresponding Bonds;

(d)	contain optional and mandatory prepayment provisions and provisions in respect of the optional and mandatory acceleration or prepayment of principal and any premium corresponding with the redemption provisions of the corresponding Bonds; and

(e)	be on a parity with all other Notes theretofore or thereafter executed and delivered by the Borrower pursuant to this Agreement as the same may be amended or supplemented in connection with issuance of any Bonds, except with respect to draws under the Letter of Credit.
     Upon payment in full of the principal of and interest and any premium on any or all Bonds, whether at maturity or by redemption or otherwise, and the surrender thereof to, and cancellation thereof by, the Trustee, or upon provision for the payment thereof having been made in accordance with the provisions of the Indenture, the Notes, issued concurrently with such Bonds, of the same maturity, bearing the same interest rate and in an amount equal to the aggregate principal amount of such Bonds so surrendered and canceled or for the payment of which provision has been made, shall be deemed fully paid and the obligations of the Borrower thereunder terminated and such Notes shall be canceled and surrendered by the Trustee to the Borrower. Notwithstanding the previous sentence, in the event that moneys sufficient for such payment have been paid to the Trustee by the Bank, and amounts are owing to the Bank under the Reimbursement Agreement, as evidenced by a written certificate of the Bank delivered to the Trustee, the Trustee shall upon written instructions of the Bank assign all of its right, title and interest in and to the Notes to the Bank. The Borrower hereby agrees and consents to such an assignment without defense or set-off by reason of any dispute between the Borrower and the Trustee. Unless the Borrower is entitled to a credit under express terms of this Agreement or the Indenture, all payments on each Note shall be in the full amount required thereunder. Each Note shall be payable to the Issuer and shall not be negotiated by the Issuer, except to effect assignment thereof to the Trustee and to any successor trustee under the Indenture.
     Section 2.4. Assignment of Payments and Note. The Issuer will, as security for payment of the Bonds, concurrently with the issuance of the Bonds, pledge and assign, without recourse, to the Trustee all right, title and interest of the Issuer in and to the corresponding Note and the Issuer’s rights under this Agreement to receive the Loan Payments, including the right to receive payments under such Note (but specifically excluding Unassigned Issuer’s Rights), and hereby covenants and agrees with the Borrower to pledge, assign and deliver the Note issued pursuant to Section 2.1 hereof to the Trustee. The Issuer hereby authorizes and directs the Borrower and the Borrower hereby agrees, to pay all Loan Payments either directly to the Trustee at its corporate trust office for the account of the Issuer and for deposit in the Bond Fund or to the Bank. Additional Payments shall be paid directly to the person or entity to whom or to which they are due.
     Section 2.5. Obligations Unconditional. The obligations of the Borrower to make payments pursuant to this Agreement and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional. Until such time as all conditions provided in the Indenture for release of the Indenture are met, the Borrower (i) will not suspend or discontinue any payments pursuant to the Note or Notes or this Agreement, (ii) will perform and observe all of its other agreements contained in this Agreement, and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, failure to complete the Project, failure of title to the Project or Project Site or any portion thereof, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, or any portion thereof, commercial frustration of purpose, any change in the tax or other laws or administrative rulings of or administrative actions by or under authority of the United States of America or of the State or any failure of the Issuer or the Bank to perform and observe any agreement, whether expressed or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Reimbursement Agreement, or the Indenture. The Borrower may, however, at its own cost and expense and in its own name, prosecute or defend any action or proceeding or take any other action involving third persons which the Borrower deems reasonably necessary in order to secure or protect its rights hereunder.
     Section 2.6. Prepayment of Loan and Additional Payments; Moneys for Optional Redemption. The Borrower shall have the option to prepay all or part (in integral multiples of $5,000, provided that prior to the conversion to the Fixed Interest Rate the remaining principal amount attributable to Bonds held by any single owner must be $100,000 or more) of the Loan (i) on the dates and at the prepayment prices provided in Section 2.1 of this Agreement, (ii) upon depositing sufficient moneys with the Bank as set forth in said Section 2.1, and (iii) upon giving notice in accordance with Section 8.4 hereof.
     Payments required under the Note shall be accelerated as necessary to correspond with, in time and amount, payments of principal of and interest and premium, if any, on the Bonds.
     Section 2.7. Past Due Loan Payments and Additional Payments. In the event that the Borrower should fail to pay any Loan Payments or Additional Payments, the payment in default shall continue as an obligation of the Borrower with interest payable at the Interest Rate for Advances until the amount in default shall have been fully paid; provided, however, that anything herein to the contrary notwithstanding the rate of interest on any Loan Payment in default shall not be less than the rate of interest on the Bonds to which such Loan Payment relates.
     Section 2.8. Redemption of Bonds. The Issuer, at the written request at any time of the Borrower provided that the Borrower shall have deposited sufficient moneys with the Bank as set forth in Section 2.1 hereof and given notice in accordance with Section 8.4 hereof, and upon provision first made for the Issuer’s reasonable expenses, if any, shall forthwith take all steps that may be necessary under the applicable redemption provisions of the Indenture to effect the redemption of all or part of the then outstanding Bonds, as may be specified by the Borrower, on the earliest redemption date on which such redemption may be made under such applicable provisions.
     Section 2.9. Adjustment of Loan Payments in the Event of Redemption or Cancellation of Project Bonds. In the event any Project Bonds are redeemed or in the event the Borrower delivers to the Trustee any Project Bonds with instructions to cancel said Bonds, then in that event the principal amount of such Bonds shall be allowed as a credit against principal payable under the Note in the inverse order of principal payments due under the Note.
     Section 2.10 Assignment of Agreement and Revenues. To secure the payment of Bond service charges, the Issuer shall assign, by the Indenture, its rights under and interest in this Agreement (except for the Unassigned Issuer’s Rights) and the Revenues to the Trustee. The Borrower hereby agrees and consents to those assignments.

     Section 2.11 Payments to Remarketing Agent. The Borrower shall pay to the Remarketing Agent on or before each Interest Payment Date on which the Remarketing Agent is required to remarket Project Bonds, an amount equal to the amount to be paid by the Remarketing Agent for the purchase of Project Bonds on such Interest Payment Date, pursuant to the Indenture, provided that amounts available on such Interest Payment Date for such payment from either:
     (i) proceeds of the remarketing of such Project Bonds by the Remarketing Agent, or
     (ii) proceeds of a draw under the Letter of Credit shall be credited against the Borrower’s obligation to make payments under this Section 2.11.
     The Borrower hereby consents to the appointment of the Remarketing Agent pursuant to and as specified in Section 3 of the Bond Resolution and Sections 10.11 and 10.12 of the Indenture.
     Section 2.12 Letter of Credit and Confirming Letter of Credit; Alternate Letter of Credit and Alternate Confirming Letter of Credit.
     (a) From the date of issuance of the Bonds, the Borrower shall provide security for payment of the principal of and interest on the Bonds and for payment of the purchase price of Bonds delivered to the Paying Agent or the Remarketing Agent pursuant to Section 3.01 of the Indenture by causing the Letter of Credit and each Confirming Letter of Credit to be delivered to the Trustee. The Borrower hereby authorizes and directs the Trustee to draw moneys under the Letter of Credit and, upon the wrongful dishonor by the Bank of any request for payment under the Letter of Credit, the Confirming Letter of Credit, in accordance with their terms and the terms of the Indenture, to the extent necessary to pay the principal of, premium, if any, and interest on the Bonds when due and to pay the purchase price of Bonds tendered, as provided in the Indenture.
     (b) The Letter of Credit and any Confirming Letter of Credit may be extended beyond their then stated date of expiration as provided in the Reimbursement Agreement. At any time prior to the Trustee’s giving of notice of mandatory redemption of Bonds pursuant to Section 3.07C of the Indenture, the Borrower may provide for the delivery of an Alternate Letter of Credit or Alternate Confirming Letter of Credit, provided that the Borrower must furnish to the Trustee the opinion of Bond Counsel required under Section 6.08B(ii) of the Indenture. In addition to the foregoing, the Alternate Letter of Credit or Alternate Confirming Letter of Credit must be delivered to the Trustee and must be effective prior to the Date of Mandatory Tender.
     The Borrower shall take whatever action may be necessary to maintain the Letter of Credit or an Alternate Letter of Credit, and the Confirming Letter of Credit or any Alternate Confirming Letter of Credit in full force and effect during the period required by the Indenture, including the payment to the Bank and the Confirming Bank of all amounts payable under the Reimbursement Agreement at the times and in the amounts described therein and the payment of any transfer fees required by the Bank or the Confirming Bank upon any transfer of the Letter of Credit or an Alternate Letter of Credit, or the Confirming Letter of Credit or any Alternate Confirming Letter of Credit to any successor Trustee pursuant to the Indenture.
ARTICLE III
ACQUISITION, CONSTRUCTION, EQUIPPING AND
OWNERSHIP OF THE PROJECT

     Section 3.1. Agreement to Acquire, Construct and Equip the Project. The Borrower agrees:
     (a) To cause the Project to be acquired, constructed and equipped, using its best efforts to do so with all dispatch to secure completion as promptly as is reasonably feasible, and will use its best efforts to cause the acquisition, construction and equipping of other facilities and real and personal property the Borrower reasonably deems necessary in connection with the Project to the end that the Project will fulfill the Project Purposes.
     (b) To make, execute, acknowledge and deliver any contracts, orders, receipts, writings and instructions with any other persons, firms or corporations, and in general do all things which, in the reasonable business judgment of the Borrower, may be requisite or proper for acquiring, constructing and equipping the Project.
     (c) Where economically feasible, to ask, demand, sue for, levy and use its best efforts to recover and receive such sums of money, debts, dues or other demands whatsoever in connection with the Project, to which it may be entitled under any contract, order, receipt, guaranty, warranty, writing or instrument in connection with any of the foregoing, and to enforce the material provisions of any contract, agreement, obligation, bond or other security in connection with the Project. Any amounts received in connection with the foregoing, after deduction of expenses incurred in such recovery (i) prior to the Completion Date and full disposition of the Project Fund in accordance with this Agreement and the Indenture, shall be paid into the Project Fund, or (ii) after the Completion Date and full disposition of the Project Fund in accordance with this Agreement and the Indenture shall be used in accordance with Section 4.2(g) hereof, as if such amounts were remaining in the Project Fund after the Completion Date and after payment of all costs, or provision therefor, had been made. Notwithstanding the other provisions of this paragraph, any liquidated damages received from any contractor for failure to complete work on time shall be paid to the Trustee for deposit in the Reimbursement Account in the Bond Fund.
     Section 3.2. Completion Date. Completion of the improvement and equipping of the Project shall be evidenced to the Issuer, the Trustee, the Bank and the Borrower by a certificate signed by the Authorized Borrower Representative stating that, except for any amounts retained by the Trustee at the direction of the Authorized Borrower Representative, for any amount of the costs set forth in Subsections 4.2(a) through (f) hereof not then due and payable, (i) acquisition, construction and equipping of the Project have been substantially completed and all labor, services, materials and supplies used in such acquisition, construction and equipping have been paid for, (ii) all other facilities necessary in connection with the Project have been acquired, constructed and equipped and all costs and expenses incurred in connection therewith have been paid, and (iii) all acquisition, construction and equipping of the Project and facilities necessary thereto have been accomplished in such a manner as to conform with all applicable zoning, planning, building, environmental and other similar regulations of all governmental authorities having jurisdiction, and have been accomplished to the satisfaction of the Borrower so as to permit efficient operation for the Project Purposes. Said certificate shall also specify the date by which the foregoing three events have occurred. Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which then exist or may subsequently arise.
     Section 3.3. Agreement as to Ownership of Project. The Issuer and the Borrower agree that, during the term of this Agreement, title to and the ownership of the Project shall vest in and remain in and be the sole property of the Borrower.
     Section 3.4. Use of Project. The Issuer does hereby covenant and agree that it will not take any action during the term of this Agreement, other than pursuant to Article IX of this Agreement or Article IX of the Indenture, to interfere with the Borrower’s ownership of the Project or to prevent the Borrower from having possession, custody, use and enjoyment of the Project, except such action as may be required of or permitted to the Issuer in its governmental capacities.
     Section 3.5. Additional Bonds. Subject to the provisions of Section 8 of the Bond Resolution for the Project Bonds, the Borrower and the Issuer agree that one or more series of Additional Bonds may be issued pursuant to the Indenture.
ARTICLE IV
ISSUANCE OF BONDS;
APPLICATION OF PROCEEDS
     Section 4.1. Issuance of Bonds; Deposit of Bond Proceeds. In order to provide funds to make the Loan and thereby pay for the costs described in Section 4.2 hereof and incurred under or in connection with this Agreement, concurrently with the delivery to the Trustee of the Note as provided in Section 2.1 hereof, the Issuer will issue, sell and deliver the Project Bonds to the Original Purchaser and will deposit the proceeds (net of the Original Purchaser’s bond discount, if any) of said Project Bonds, after deducting the Bond Fund Payment as provided in the Indenture, into the Project Fund. The moneys derived from the proceeds of the Project Bonds deposited in the Project Fund, pending application as provided in Section 4.2 hereof, are subject to a lien in favor of the holders of the Project Bonds as provided in the Indenture.
     Section 4.2. Disbursements from the Project Fund. The Issuer has, in the Indenture, authorized and directed the Trustee to use the moneys in the Project Fund for the disbursements required by the provisions of this Agreement. Such disbursements shall be to pay, or, to the extent the Borrower shall have paid, to reimburse the Borrower, for the following:
     (a) Costs incurred directly or indirectly for or in connection with the acquisition, construction or equipping of the Project including but not limited to those for any feasibility study, preliminary planning and studies, architectural, legal, engineering and supervisory services, labor, services, materials, grading, construction, and equipment acquisition and installation, and including interest on the Bonds during the Construction Period to the extent that such interest qualifies as or may be treated as “construction period interest” as defined in the Code.
     (b) Premiums attributable to all insurance required to be taken out and maintained during the Construction Period with respect to the Project, the premium on each surety bond, if any, required with respect to work on the Project, and taxes, assessments and other charges in respect of the Project, that may become due and payable during the Construction Period.
     (c) Costs incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any default under any contract relating to the Project.
     (d) Financial, legal, accounting, printing and engraving fees, charges and expenses, and all other such fees, charges and expenses incurred in connection with the Bonds and the preparation and delivery of this Agreement, the Indenture, the Mortgage and related documents.
     (e) Fees and expenses of the Trustee and of any paying agent properly incurred under the Indenture that may become due and payable during the Construction Period, and the initial or acceptance fee of the Trustee.

     (f) Any other incidental and necessary costs including without limitation any expenses, fees and charges, relating to the acquisition, construction or equipping of the Project, including deposits to the Reimbursement Account in the Bond Fund for the purpose of reimbursing the Bank for draws under the Letter of Credit to pay interest during the Construction Period; provided, that nothing in this Agreement permits, or shall be construed to permit, the expenditure of any moneys in the Project Fund for, or in reimbursement of payments made for, the acquisition of raw materials or supplies (other than raw materials or supplies used in connection with the installation of the Project), inventory, or accounts receivable, or for provision of working capital, including the payment of any principal or interest on any other secured or unsecured indebtedness incurred by the Borrower in connection with the Project, and no such expenditure shall be made from the Project Fund.
     (g) All moneys in the Project Fund (including moneys earned thereon by investment thereof) remaining after the Completion Date and payment, or provision for payment, in full of the costs provided for in the preceding subsections of this Section, then due and payable, shall promptly be deposited in a subaccount (“Subaccount”) of the Reimbursement Account in the Bond Fund and, at the direction of the Authorized Borrower Representative, used to (i) reimburse the Bank for draws on the Letter of Credit to redeem Bonds (if such Bonds are subject to redemption under applicable provisions hereof or of the Indenture) or (ii) purchase Bonds in the open market for the purpose of cancellation at prices not exceeding par plus accrued interest thereon to the date of payment therefor, or(iii) a combination of the foregoing; provided that amounts approved by the Authorized Borrower Representative and the Bank shall be retained by the Trustee in the Project Fund for payment of such costs not then due and payable, and any balance remaining of such retained funds after full payment of all such costs shall be used in the manner specified and in the priorities set forth in clauses (i), (ii) and (iii) of this subsection; and further provided, that if such moneys remaining in the Project Fund prior to application in the manner specified in clauses (i), (ii) and (iii) of this subsection exceed 10% of the aggregate principal amount of the Project Bonds after subtracting the total of the costs of the issuance, sale and delivery of the Project Bonds, paid out of Bond proceeds, then the amount by which such moneys remaining in the Project Fund exceeds the amount specified above shall only be applied by the Borrower as set forth in clause (i) above to redeem or retire Bonds, or a portion thereof at the earlier of their next redemption date or date of maturity and pending such application such amount shall be held in escrow in the Subaccount in the Reimbursement Account in the Bond Fund and the yield on such escrowed amount shall not exceed the yield on the Bonds, and provided further that with regard to such redemption or retirement of Bonds, such excess shall not be applied to any premium which is paid for such Bonds.
     Section 4.3. Obligation of the Parties to Cooperate in Furnishing Documents. The Borrower agree to cause such approvals and orders to be directed by the Authorized Borrower Representative to the Trustee as may be necessary to effect payments out of the Project Fund in accordance with Section 4.2 hereof.
     Section 4.4. Borrower Required to Pay Costs in Event Project Fund Insufficient. In the event the moneys in the Project Fund (including moneys from the proceeds of any Additional Bonds sold to finance completion of the Project) should not be sufficient to pay all costs payable therefrom, the Borrower agrees, in order to fulfill the public purposes for which the Project is to be used, to complete the acquisition, construction and equipping to be accomplished pursuant hereto and to pay all costs therefor in full; provided, however, that nothing contained herein shall impair the Borrower’s rights under Article VIII hereof. The Issuer does not make any warranty, either expressed or implied, that the moneys, which will be paid into the Project Fund and which under the provisions of this Agreement will be available for payment of the costs of the acquisition, construction and equipping to be accomplished pursuant hereto, will be sufficient to pay all the costs which will be incurred in that connection. The Borrower agrees that if after exhaustion of the moneys in the Project Fund the Borrower should pay pursuant hereto any portion of the said costs listed in Section 4.2 hereof, it shall not be entitled to any reimbursement therefor from the Issuer, the Trustee, or the holders of any of the Bonds, nor shall it be entitled to any diminution in or abatement or postponement of the Loan Payments.
     Section 4.5. Investment of Fund Moneys. Except as otherwise provided in the Indenture, any moneys held as part of the Bond Fund or Project Fund shall at the oral (and if oral, to be confirmed in writing) or written request of the Authorized Borrower Representative be invested or reinvested by the Trustee in Permitted Investments.
     Section 4.6. Excess Proceeds. Borrower will provide written notice to Issuer and Trustee within ten (10) days of Borrower’s notice of the existence of excess proceeds from the Bonds.
ARTICLE V
MAINTENANCE; INSURANCE; DAMAGE;
DESTRUCTION AND EMINENT DOMAIN
     Section 5.1. Maintenance. So long as any of the Bonds are outstanding within the meaning of the Indenture, the Borrower shall in all material respects keep and maintain the Project, including all appurtenances thereto and any personal property therein or thereon, in good repair and good operating condition (reasonable wear and tear excepted).
     So long as such shall not be in violation of the Act, and provided there is continued compliance with applicable laws and regulations of governmental jurisdictions, the Borrower shall have the right to remodel the Project or make additions, modifications and improvements thereto, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by the Borrower or, to the extent permitted by the Indenture, from the proceeds of Additional Bonds, and the same shall, when made, become a part of the Project, provided, however, that any such remodeling shall not have a material adverse effect on the value of the Project; and provided further, however, that the Borrower shall not, except as required by law, remodel the Project or make any additions, modifications, or improvements thereto which would cause the Project to fail to meet the requirements of all applicable fire and safety codes.
     Section 5.2. Removal of Portions of the Project. The Borrower may remove items of furnishings or equipment constituting part of the Project only in accordance with the provisions of the Reimbursement Agreement and the Mortgage.
     Section 5.3. Option to Release Portion of Project. The Borrower has the option, with the consent of the Bank, to release from the lien of the Mortgage any portion of the land, upon which no buildings, structures, or improvements financed from Bond proceeds are located, and appurtenances thereto and any equipment and fixtures which are subject to the lien of the Mortgage provided that an independent architect or engineer certifies that such real and personal property is not necessary for the operation of the Project and the release will not interfere with the use of the Project. To the extent that (i) any of such equipment and fixtures are necessary for the operation of the Project or (ii) the Borrower does not desire to purchase any of such equipment and fixtures, and in either case such equipment and fixtures can be moved to another location on the Project Site, then such equipment and fixtures shall be moved and shall not be released hereunder. The purchase price for such release shall be the fair market value of such property as determined by three independent real estate appraisers. The purchase price will be deposited in the Reimbursement Account in the Bond Fund and used for the purposes for which the Reimbursement Account in the Bond Fund was created.

     Section 5.4. Insurance Required. The Borrower shall keep the Project, or cause the same to be kept, continuously insured against such risks, in such amounts and during such time periods as is provided in the Mortgage and the Reimbursement Agreement. The Net Proceeds of the insurance carried pursuant hereto shall be paid and applied as provided in the Mortgage and the Reimbursement Agreement.
     Section 5.5 [Reserved]
     Section 5.6. Worker’s Compensation Coverage. While the Note and any obligation under the Reimbursement Agreement remains unpaid, including during the Construction Period, the Borrower shall maintain or cause to be maintained, in connection with the Project, the Worker’s Compensation coverage required by the laws of the State.
     Section 5.7. Mechanics’ Liens. The Borrower shall not suffer or permit any mechanics’, liens to be filed against the Project, nor against any Loan Payment paid or payable hereunder, by reason of work, labor, services or materials supplied or claimed to have been supplied to the Borrower or anyone holding the Project or any part thereof through or under the Borrower. If any such mechanics’ liens shall at any time be filed, the Borrower shall, within ninety (90) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. The Borrower shall have the right to contest the validity and the amount of any such lien by appropriate proceedings timely instituted, provided that the Borrower (a) gives the Issuer and the Bank written notice of its intention so to do, (b) diligently prosecutes any such contest, and (c) if requested by the Issuer or the Bank, furnishes a bond in cash in an amount equal to the amount required by applicable law, and the Borrower shall not be in default hereunder for failure to pay or discharge any such lien so long as it is contesting the same as aforesaid. In lieu of providing the cash required by clause (c) above, the Borrower may provide the Issuer and the Bank with evidence of a title insurance policy or endorsement satisfactory to the Bank which policy or endorsement insures over such lien.
     Section 5.8. Damage, Destruction and Eminent Domain. If, prior to full payment of all Bonds outstanding (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, all Net Proceeds from any insurance policy or any kind of condemnation awards in connection therewith shall be applied pursuant to the provisions of the Reimbursement Agreement and the Mortgage.
ARTICLE VI
WARRANTIES, REPRESENTATIONS AND SPECIAL COVENANTS
     Section 6.1 Representations by the Issuer. The Issuer represents that:
     (a) The Issuer is a public body corporate and an instrumentality of Mitchell County, Georgia , duly organized and existing under the Constitution and the laws of the State. Under the provisions of the Act, the Issuer has the power to enter into this Agreement and carry out its obligations hereunder.
     (b) To the best knowledge of the Issuer, no member of the governing body or other officer or employee of the Issuer or the State of Georgia is directly or indirectly interested in this Agreement or the issuance and sale of the Bonds.

     (c) The issuance and sale of the Bonds and the execution and delivery of this Agreement and the Indenture have been duly authorized by an ordinance of the legislative body of the Issuer adopted at a meeting thereof duly called, by the affirmative vote of not less than a majority of its elected members.
     (d) Prior to the date of issuance and delivery of the Project Bonds, a public hearing on the proposal to undertake and finance the Project was duly called and held in accordance with the Act, at which time all persons who appeared were given an opportunity to express their views with respect thereto.
     (e) The execution and delivery of this Agreement and the Indenture and the other agreements contemplated hereby to which the Issuer is a party will not conflict with, or constitute on the part of the Issuer a breach of or a default under, any agreement, indenture, mortgage, lease or other instrument to which the Issuer is subject or is a party or by which it is bound.
     Section 6.2 Representations of the Borrower. The Borrower makes the following representations and warranties to induce the Issuer to enter into this Agreement:
     (a) The Borrower is a Georgia limited liability company duly formed and existing, in good standing under the laws of the State of Georgia, is authorized to conduct its businesses in the State of Georgia, and is not in violation of any provision of its articles of organization or any laws of the State relevant to the transactions contemplated by this Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Note, the Mortgage, the Indenture, or the Reimbursement Agreement.
     (b) The Borrower has full power and authority to execute and deliver this Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Mortgage, the Note and the Reimbursement Agreement and to carry out the transactions provided for herein and therein. This Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Mortgage, the Note and the Reimbursement Agreement have by proper action been duly authorized, executed and delivered by the Borrower and all steps necessary have been taken to constitute this Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Mortgage, the Note and the Reimbursement Agreement when executed and delivered by the respective parties thereto, valid and binding obligations of the Borrower.
     (c) The execution, delivery and performance by the Borrower of this Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Mortgage, the Note and the Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law or regulation applicable to the Borrower, or of any writ or decree of any court or governmental instrumentality, or of the Articles of Organization or Operating Agreement or Partnership Agreement of the Borrower, or of any material mortgage, indenture, contract, agreement or other material undertaking to which the Borrower is a party or which is known to the Borrower to purport to be binding upon the Borrower or upon any of its assets.
     (d) The financing, acquisition, construction and equipping provided for under this Agreement, and commitments therefor made by the Issuer, have induced the Borrower to acquire, construct and equip the equipment constituting the Project which will be used in the business of the Borrower.
     (e) Acquisition, construction and equipping in accordance with the Act will be accomplished and the Project will be used and maintained in such manner as to conform in all material respects with all applicable zoning, planning, fire, building, environmental and other regulations, which are material to the operation of the Project, of all governmental authorities having jurisdiction.

     (f) The Project is of the type authorized and permitted by the Act. The Project has been and will be operated and maintained in such manner to conform in all material respects with all applicable zoning, planning, building, environmental and other applicable governmental regulations to be consistent with the Act.
     (g) Neither the Bank nor the Confirming Bank controls the Borrower, either directly or indirectly through one or more intermediaries. The Borrower does not control either the Bank or the Confirming Bank, either directly or indirectly, through one or more intermediaries. “Control” for this purpose has the meaning given to such term in Section 2(a)(9) of the Investment Company Act of 1940. The Borrower hereby agrees to provide written notice to the Trustee, the Remarketing Agent and the Bondholders not less than 30 days prior to the consummation of any transactions that would result in the Borrower controlling or being controlled by either the Bank or the Confirming Bank, or any provider of an Alternate Letter of Credit or Alternate Confirming Letter of Credit.
     (h) The Borrower agrees that it will annually on or before August 15 of each year furnish the Mitchell County Development Authority with a statement of the amount of the Outstanding Bonds as of the immediately preceding June 30. In addition, the Borrower shall provide the Mitchell County Development Authority with any other information which may from time to time be requested concerning the Bonds according to the rules and interpretations of the Governmental Accounting Standards Board required to be disclosed concerning conduit debt obligations.
     Section 6.3. [Reserved]
     Section 6.4. Financial Statements. While any indebtedness of the Bonds is outstanding, the Borrower shall provide the Bank the financial reports and certifications reasonably required by the Reimbursement Agreement.
     Section 6.5. Borrower’s Approval of Indenture. The Indenture has been submitted to the Borrower for examination, and the Borrower acknowledges, by execution of this Agreement, that it has approved the Indenture and agrees to be bound by its terms.
     Section 6.6. Right of Access. The Borrower agrees that, subject to reasonable security and safety regulations and to reasonable requirements as to notice and as to noninterference with the conduct of business at the Project Site, the Issuer, the Trustee and the Bank and they or any of their respective duly authorized agents shall have the right at all reasonable times to enter upon and to examine and inspect the Project. The Borrower further agrees that the Trustee and the Bank and their duly authorized agents shall have such rights of access to the Project as may be reasonably necessary to cause to be completed the acquisition, construction and equipping provided for herein, and thereafter for the proper maintenance of the Project in the event of failure by the Borrower to perform its obligations hereunder.
     Section 6.7. Indemnification. The Borrower will, to the fullest extent permitted by law, protect, indemnify and save the Issuer and the State and their officers, agents, and employees and any person who controls the Issuer within the meaning of the Securities Act of 1933, harmless from and against all liabilities, losses, damages, costs, expenses (including attorneys’ fees and expenses of the Issuer), taxes, causes of action, suits, claims, demands and judgments in connection with the transaction contemplated by this Agreement or arising from or related to the issuance or sale of the Bonds, including, but not limited to:
     (a) any injury to or death of any person or damage to property in or upon the Project or growing out of or connected with the use, non-use, condition or occupancy of the Project or any part thereof, including any and all acts or operations relating to the acquisition or installation of property or improvements. The foregoing indemnification obligations shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Borrower, customers, suppliers or affiliated organizations under any Workers’ Compensation Acts, Disability Benefit Acts or other employee benefit acts;
     (b) violation of any agreement, provision or condition of this Agreement, the Bonds or the Indenture, except a violation by the party seeking indemnification;
     (c) violation by the Borrower of any contract, agreement or restriction which shall have existed at the commencement of the Term of this Agreement or shall have been approved by the Borrower;
     (d) violation by the Borrower of any law, ordinance, court order or regulation affecting the Project or a part thereof or the ownership, occupancy or use thereof; and
     (e) any untrue statement or alleged untrue statement of a material fact contained in any offering material relating to the sale of the Bonds (as from time to time amended or supplemented) or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or failure to properly register or otherwise qualify the sale of the Bonds or failure to comply with any licensing or other law or regulation which would affect the manner whereby or to whom the Bonds could be sold.
     Promptly after receipt by the Issuer or any such other indemnified person, as the case may be, of notice of the commencement of any action with respect to which indemnity may be sought against the Borrower under this Section, such person will notify the Borrower in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Borrower shall assume the defense of such action (including the employment of counsel, who shall be counsel subject to the approval of the Issuer, which approval shall not be unreasonably withheld, and the payment of expenses). Insofar as such action shall relate to any alleged liability with respect to which indemnity may be sought against the Borrower, the Issuer or any such other indemnified person shall have the right to employ separate counsel of their own choice in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Borrower. The Borrower shall not be liable to indemnify any person for any settlement of any such action effected without its consent.
     The provisions of this Section shall survive payment and discharge of the Bonds.
     Section 6.8. [Reserved].
ARTICLE VII
ASSIGNMENT
     Section 7.1. Assignment by Borrower. This Agreement may be assigned in whole or in part by the Borrower, with the consent of the Bank but without the necessity of obtaining the consent of either the Issuer or the Trustee, provided, however, that no such assignment shall be made otherwise than in accordance with the Act as from time to time amended, and subject, however, to each of the following conditions:
     (a) No assignment (other than with the express written consent of the Bank) shall relieve the Borrower from primary liability for any of its obligations hereunder, and in the event of any such assignment the Borrower shall continue to remain primarily liable for the payment of the Loan Payments and Additional Payments and for performance and observance of the agreements on its part herein provided to be performed and observed by it.
     (b) Any assignee from the Borrower shall assume in writing the obligations of the Borrower hereunder to the extent of the interest assigned.
     (c) The Borrower shall, within thirty (30) days after execution thereof, furnish or cause to be furnished to the Issuer, the Trustee and the Bank a true and complete copy of each such assignment together with any instrument of assumption.
     (d) Any assignment from the Borrower shall not materially impair fulfillment of the Project Purposes to be accomplished by operation of the Project.
Upon any such assignment, and with the express written consent of the Bank, the Borrower shall be released from its obligations under this Agreement to the extent of the interest assumed by the assignee.
     Section 7.2. Assignment by the Issuer. The Issuer shall assign its rights under and interest in, and pledge the Revenues including, among other things, Loan Payments received under or pursuant to, this Agreement, along with all of its right, title and interest in, to and under the Note, to the Trustee pursuant to the Indenture and the Note, respectively, as security for payment of the principal of and interest and any premium on the Bonds, and shall not make any further such assignment or pledge except as may be necessary or required to enforce or secure payment of principal of and interest and any premium on the Bonds.
ARTICLE VIII
TERMINATION AND PREPAYMENT
     Section 8.1. Option to Terminate. The Borrower shall have the option to terminate this Agreement at any time when (i) the Indenture shall have been satisfied pursuant to its provisions and (ii) sufficient moneys are on deposit with the Trustee, the Bank or the Issuer, as appropriate, to meet all Additional Payments due or to become due through the date on which the last of the Bonds are then scheduled to be retired or redeemed, or, with respect to Additional Payments to become due, provisions satisfactory to the Trustee, the Bank and the Issuer are made for paying such amounts as they come due. Such option shall be exercised by the Borrower (a) giving the Issuer, the Bank and the Trustee notice of such termination and (b) providing the Issuer and the Trustee a certificate or opinion of Bond Counsel that such termination is proper. Thereupon, such termination shall become effective.
     Section 8.2. Option to Prepay Loan. The Borrower shall have, and is hereby granted the option, to prepay the Loan in full prior to the Termination Date and prior to the payment and discharge of all the outstanding Bonds in accordance with the provisions of the Indenture, if any of the following shall have occurred:
     (a) All or substantially all of the Project shall be damaged or destroyed and the Borrower shall determine that it is not practicable or desirable to rebuild, repair or restore the Project;

     (b) All or substantially all of the Project shall be condemned or such use or control thereof shall be taken as to render the Project unsatisfactory to the Borrower for continued operation; or
     (c) Unreasonable burdens or excessive liabilities shall be imposed upon the Issuer or the Borrower with respect to the Project or the operation thereof.
     The mutual agreements contained in this Section 8.2 are independent of, and constitute an agreement separate and distinct from, any and all provisions of this Agreement and shall be unaffected by any fact or circumstances which might impair or be alleged to impair the validity of any other provision.
     The Borrower shall have, and is hereby granted, an option, upon giving notice in accordance with Section 8.4 hereof, to prepay all or part (in the principal amount of $5,000 or any integral multiple thereof, provided that prior to the conversion to the Fixed Interest Rate the remaining principal amount attributable to Bonds held by any single owner must be $100,000 or more) of the Loan Payments due or to become due, subject to such terms, with such deposit requirements and on the dates and at the prepayment prices as are set forth in Sections 2.1 and 2.6 hereof.
     Section 8.3. Obligation to Prepay Loan. The Borrower shall be obligated to prepay the entire Loan prior to the expiration of this Agreement and prior to the full payment of the Bonds (or prior to making provision for payment thereof in accordance with the Indenture) and to cancel or terminate this Agreement if and when:
     (a) As a result of any changes in the Constitution of the State of Georgia or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Borrower in good faith, the Note and the obligations evidenced thereby shall have become void or unenforceable or impossible of performance in accordance with the intent and purposes of the parties as expressed in the Agreement; or
     (b) Upon the Expiration of the term of the Letter of Credit or the Confirming Letter of Credit without any delivery of an Alternate Letter of Credit or Alternate Confirming Letter of Credit, as the case may be, pursuant to Section 2.12 of this Agreement and the Indenture.
     Any such prepayment shall be made in the manner provided in Section 2.1 hereof on the Loan Payment Date corresponding to the Bond Redemption Date fixed in accordance with the provisions of the Indenture in an amount sufficient to pay the principal of and interest and any premium on the Bonds to such Bond Redemption Date.
     Section 8.4. Notice of Prepayment. In order to exercise an option granted in, or to consummate a prepayment required by, this Agreement, the Borrower shall, upon satisfying the deposit requirements as set forth in Section 2.1 hereof, (i) within 30 days following the event authorizing the exercise of such option or requiring such prepayment, or (ii) at least 30 days prior to the date of the Borrower’s exercise of the option granted in the last paragraph of Section 8.2 hereof, give notice to the Issuer, the Trustee, the Remarketing Agent and the Bank, and shall specify therein the date on which such prepayment is to be made, which date shall be not less than 30 days nor more than 90 days from the date such notice is mailed, and in case of a redemption of the Bonds in accordance with the provisions of the Indenture, the Trustee shall give the required notice of redemption, in which arrangements the Issuer and the Borrower shall cooperate.

     Section 8.5. Prepayment Price. In the case of prepayment of the entire Loan pursuant to any provision of this Article, the prepayment price shall be the sum of the following:
     (a) To the Trustee, an amount of money equal to the amount of all principal, interest and any premium required to be paid in connection with the corresponding redemption of Bonds under the Indenture (plus any premium payable with respect to Bonds theretofore redeemed), plus
     (b) to the Trustee or to the persons to whom Additional Payments are or will be due, an amount of money equal to the Additional Payments accrued and which will accrue until final maturity of the Bonds or until the appropriate redemption date if the Bonds are to be redeemed; provided that this portion of such prepayment price will be deemed paid if provisions acceptable to the Trustee, the Bank, the Remarketing Agent and the Issuer are made for paying such Additional Payments as they become due.
The Issuer shall be entitled to rely upon a certificate or opinion of Bond Counsel that such funds are sufficient for all purposes under this Agreement and the Indenture.
     Section 8.6. Relative Position of this Article and Indenture. The rights and options granted to the Borrower in this Article shall be and remain prior and superior to the Indenture and may be exercised whether or not the Borrower is in default hereunder; provided that such default will not result in non-fulfillment of any condition to the exercise of any such right or option.
     Section 8.7. Concurrent Discharge of Note. In the event any of the Bonds shall be paid and discharged pursuant to any provisions of this Agreement or the Indenture, so that such Bonds are not thereafter outstanding within the meaning of the Indenture, an equivalent principal amount of the corresponding Note or Notes shall be deemed fully paid for purposes of this Agreement and to such extent the obligations of the Borrower thereunder terminated. In such event, the assignee of the Note or Notes shall take whatever steps are required to cause such Note or Notes, or the pertinent installments of the principal sum thereof, to be canceled and deemed fully paid.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
     Section 9.1. Events of Default. The following shall be “events of default” under this Agreement and the terms “event of default” or “default” shall mean, whenever they are used in this Agreement, any one or more of the following events:
     (a) The occurrence of an event of default as defined in Section 9.01(a) or (b) of the Indenture.
     (b) Failure by the Borrower to observe and perform any covenant, condition or agreement on its part to be observed or performed hereunder, including failure to make Loan Payments as required under Section 2.1 hereof, other than as referred to in paragraph (a) of this Section, for a period of thirty (30) days after notice of such failure requesting such failure to be remedied, given to the Borrower by the Issuer (who shall have no obligation to do so), the Bank or the Trustee, unless the Bank and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, that, if such default is curable, and if and so long as the Borrower is proceeding with due diligence to cure the default such period shall be extended for an additional 150 days to permit the Borrower to cure such default.

     (c) Failure by the Borrower promptly to satisfy or cause to be set aside any execution, garnishment or attachment of such consequence as will materially impair its ability to carry out its obligations under this Agreement, or the filing by the Borrower of a petition for the appointment of a receiver in liquidation or a trustee with respect to itself or any of its property, or if either makes a voluntary assignment for the benefit of creditors or files a petition in bankruptcy or insolvency or for reorganization, compromise, adjustment or other relief under the laws of the United States or of any state relating to the relief of debtors; or if any party other than the Borrower shall file a petition for the appointment of a receiver in liquidation or a trustee with respect to the Borrower, or shall file a petition against the Borrower in bankruptcy, insolvency, or for reorganization, compromise, adjustment or other relief under the laws of the United States or any state relating to the relief of debtors and such petition shall not be vacated or set aside or stayed within sixty (60) days from the Borrower receiving notice thereof.
     (d) Any foreclosure of, or ousting of the Borrower from possession of, the Project or any material portion thereof under any indenture of mortgage and deed of trust or any other security interest given by the Borrower, or for any other reason.
     (e) The occurrence of an “Event of Default” (as defined in the Reimbursement Agreement) under the Reimbursement Agreement.
The provisions of paragraph (b) of this Section are subject to the following limitations: If by reason of acts of God; winds; fires; epidemics; landslides; floods; droughts; famines; strikes; lockouts or other industrial disturbances; acts of public enemies; acts or orders of any kind of any governmental authority; insurrection; military action; war, whether or not declared; sabotage; riots; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Borrower, the Borrower is unable in whole or in part to carry out its agreements on its part herein contained, other than the obligations on the part of the Borrower to pay Loan Payments, Additional Payments and to carry insurance and to permit inspection of the Project; the Borrower shall not be deemed in default for a period of thirty (30) days from the inception of such inability; provided, however, that, if such default is curable, and if and so long as the Borrower is proceeding with due diligence to cure the default such period shall be extended to whatever reasonable period is required to permit the Borrower to cure such default. The Borrower shall, however, use its best efforts to remedy with all reasonable dispatch the cause or causes preventing the Borrower from carrying out its agreements; provided, that the Borrower shall in no event be required to settle strikes, lockouts or other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Borrower, not in the interest of the Borrower.
     Section 9.2. Remedies on Default. Whenever any event of default under Section 9.1 of this Agreement shall have happened and be subsisting, any one or more of the following remedial steps may be taken; provided that in no event shall the Issuer or the Trustee be obligated to take any step (except the Trustee shall take the actions necessary to make timely draws on the Letter of Credit or a Confirming Letter of Credit) which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until satisfactory indemnity has been furnished to it:
     (a) The Trustee shall, if acceleration is declared pursuant to Section 9.02 of the Indenture, declare all Loan Payments and Additional Payments payable hereunder for the remainder of the term of this Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable.

     (b) In the event any of the Bonds shall at the time be outstanding and not paid and discharged in accordance with the provisions of the Indenture, the Trustee shall have access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Borrower, only, however, insofar as they pertain to the Project or Project Site or any portion thereof, or to the Borrower’s operations of the Project or at the Project Site.
     (c) The Trustee shall, at the direction of the Bank, pursue all remedies of a creditor under the laws of the State.
     (d) The Trustee shall, at the direction of the Bank, take whatever action at law or in equity shall appear necessary or desirable to collect the Loan Payments and Additional Payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement.
     (e) The Trustee shall, at the direction of the Bank, exercise all remedies available under the Indenture.
Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of principal of and interest and any premium on the Bonds collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid first to the Bank in satisfaction of any obligations of the Borrower to the Bank under the Reimbursement Agreement, then as provided in Section 6.13 of the Indenture for transfers of remaining amounts in the Bond Fund.
     The provisions of this Section are subject to the further limitation that the rescission or annulment of a declaration that all the Bonds outstanding under the Indenture are immediately due and payable shall also constitute rescission or annulment of any corresponding declaration made pursuant to paragraph (a) of this Section and a waiver and rescission of the consequences of such declaration and of the event of default with respect to which such declaration had been made, provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.
     Section 9.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein.
     Section 9.4. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Borrower should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of Loan Payments or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower contained in this Agreement or in or represented by the Note, the Borrower shall on demand therefor reimburse the reasonable fee of such attorneys and such other reasonable expenses so incurred. Any attorneys’ fees required to be paid by the Borrower under this Agreement shall include attorneys, fees through all proceedings, including, but not limited to, negotiations, administrative hearings, trials and appeals.

     Section 9.5. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Term of Agreement. This Agreement shall remain in full force and effect from the date hereof to and including the Termination Date, or until such time as all of the Bonds shall have been fully paid (or provision made for such payment pursuant to the Indenture), whichever shall be earlier; provided, however, that this Agreement may be canceled and terminated prior to said date if the Borrower shall prepay all of the Loan pursuant to Article VIII hereof.
     Section 10.2. Amounts Remaining in Bond Fund. If the Borrower shall pay and discharge or provide for the payment or redemption and discharge of the whole amount of the principal of, redemption premium, if any, and interest on the Bonds at the time Outstanding as provided in the Indenture, or shall make arrangements satisfactory to the Trustee for such payment or redemption and discharge, and shall pay or cause to be paid all other sums payable under this Loan Agreement, then all right, title and interest of the Issuer and the Trustee under this Loan Agreement shall thereupon cease, terminate and become void (except as provided in Section 10.1 of this Loan Agreement), the Loan and the Bonds shall cease to be entitled to any benefit under this Loan Agreement and the Reimbursement Agreement, and all covenants, agreements and obligations of the Company to the Trustee and the owners of the Bonds shall thereupon cease, terminate and become void; provided that the owners of the Bonds shall be entitled to payment thereof at the times and in the manner stipulated therein and in the Indenture from the sources provided for such payment.
     Section 10.3. Notices. All notices, certificates, requests or other communications hereunder shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, postage prepaid, addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Borrower, the Original Purchaser, the Bank, the Remarketing Agent, or the Trustee shall also be given to the others. The Borrower, the Issuer, the Original Purchaser, the Bank, the Remarketing Agent, and the Trustee may, by notice given hereunder, designate a different Notice Address for it other than the one specified in Section 14.04 of the Indenture.
     Section 10.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower and their respective successors and assigns, subject, however, to the specific provisions hereof, and subject to the further limitation that any obligation of the Issuer created by or arising out of this Agreement shall not be a general debt of the Issuer or the State or any political subdivision or taxing district thereof, but shall be payable solely as provided in Section 10.12 hereof.
     Section 10.5. Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or in the Indenture, subsequent to the issuance of the Project Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be effectively amended, changed, modified, altered or terminated without the prior written consent of the Trustee, the Borrower and the Bank.

     Section 10.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same Agreement.
     Section 10.7. Severability. In case any clause, provision or section of this Agreement, or any covenant, stipulation, obligation, agreement, act, or action, or part thereof, made, assumed, entered into, or taken under this Agreement, or any application thereof, is for any reason held to be illegal, invalid or inoperable, such illegality, invalidity, or inoperability shall not affect the remainder thereof or any other clause, provision or section or any other covenant, stipulation, obligation, agreement, act or action or part thereof, made, assumed, entered into, or taken thereunder, which shall at the time be construed and enforced as if such illegal or invalid or inoperable portion were not contained therein, nor shall such illegality or invalidity or inoperability of any application thereof affect any legal and valid and operable application thereof, from time to time, and each such clause, provision or section, covenant, stipulation, obligation, agreement, act, or action, or part thereof shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent from time to time permitted by law.
     Section 10.8. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.
     Section 10.9. Governing Law. This Agreement is governed by the laws of the State of Georgia, without regard to the choice of law rules of the State of Georgia. Venue for any action under this Agreement to which the Issuer is a party shall lie within the superior courts of the State of Georgia, and the parties hereto consent to the jurisdiction and venue of any such court and hereby waive any argument that venue in such forums is not convenient.
     Section 10.10. Selection of Alternate Letter of Credit. Notwithstanding anything to the contrary contained herein or in the Indenture, the Borrower shall have the right to secure an Alternate Letter of Credit or Alternate Confirming Letter of Credit at any time prior to the issuance of a notice of redemption of the Bonds due to a termination of the Letter of Credit or the Confirming Letter of Credit.
     Section 10.11. Continuing Obligation. This Agreement is a continuing obligation and will (i) be binding upon the Borrower, its successors and assigns, and (ii) inure to the benefit of and be enforceable by the Issuer and its successors, transferees and assigns; provided, that the Borrower may not assign all or any part of this Agreement without the prior written consent of the Bank. Except as set forth in the preceding sentence and except with respect to the Bank and the holder(s) of any participation made by the Bank of this Agreement and the Letter of Credit, no Person not a party to this Agreement will be entitled to the benefit of this Agreement.
     Section 10.12. Limitation on Issuer’s Liability. It is understood and agreed by the Borrower and the Holders that no covenant, provision or agreement of the Issuer herein or in the Bonds or in any other document executed by the Issuer in connection with the issuance, sale and delivery of the Bonds, or any obligation herein or therein imposed upon the Issuer or breach thereof, shall give rise to a pecuniary liability of the Issuer or a charge against the Issuer’s general credit or general fund or shall obligate the Issuer financially in any way except with respect to this Agreement and the application of Revenues therefrom and the proceeds of the Bonds. No failure of the Issuer to comply with any term, condition, covenant or agreement contained in this Agreement shall subject the Issuer to liability for any claim for damages, costs or other financial or pecuniary charges except to the extent that the same can be paid or recovered from this Agreement or the Revenues or proceeds of the Bonds. No execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit or general funds of the Issuer. In making the agreements, provisions and covenants set forth herein, the Issuer has not obligated itself except with respect to this Agreement and the application of the Revenues as hereinabove provided. The Bonds constitute special limited obligations of the Issuer, payable solely from the Revenues pledged to the payment thereof pursuant to this Agreement and the Indenture, and do not now and shall never constitute an indebtedness or a loan of the credit of the Issuer, the State of Georgia or any political subdivision thereof within the meaning of any constitutional or statutory provision whatsoever. The Issuer has no taxing power. It is further understood and agreed by the Borrower and the Holders that the Issuer shall incur no pecuniary liability hereunder and shall not be liable for any expenses related hereto. If, notwithstanding the provisions of this Section, the Issuer incurs any expense, or suffers any losses, claims or damages or incurs any liabilities, the Borrower will indemnify and hold harmless the Issuer from the same and will reimburse the Issuer for any legal or other expenses incurred by the Issuer or the State of Georgia in relation thereto, and this covenant to indemnify, hold harmless and reimburse the Issuer shall survive delivery of and payment for the Bonds.

     IN WITNESS WHEREOF, the Issuer and the Borrower have caused this Agreement to be executed in their respective names all as of the day and year first above written.

MITCHELL COUNTY DEVELOPMENT AUTHORITY
By:	/s/ Charles Rooks
Charles Rooks
Acting Chairman

FIRST UNITED ETHANOL, LLC, a Georgia limited liability company
By:	/s/ Murray Campbell
Murray Campbell
Chairman of the Board

EXHIBIT A
PROMISSORY NOTE
November 30, 2006
$53,500,000
Pelham, Georgia
     FOR VALUE RECEIVED, the undersigned borrower, FIRST UNITED ETHANOL, LLC (the “Borrower”), promises to pay to the order of the Mitchell County Development Authority (the “Lender”) the principal sum of FIFTY THREE MILLION FIVE HUNDRED THOUSAND AND 00/100THS DOLLARS ($53,500,000) and to pay interest on the unpaid balance of such principal sum, as hereinafter provided, until the payment of such principal sum has been made or provided for.
     The Note has been executed and delivered by the Borrower to the Lender and assigned to Wells Fargo Bank, National Association, as Trustee (the “Trustee”) pursuant to the Loan Agreement (the “Agreement”), dated as of October 1, 2006, between the Lender and the Borrower. Under the Agreement, the Lender has loaned to the Borrower the proceeds received from the sale of the Lender’s $53,500,000 Variable Rate Demand Taxable Economic Development Revenue Bonds (First United Ethanol, LLC Project), Series 2006, initially dated the date of their authentication and delivery (the “Bonds”), to assist the Borrower in the financing of the Project (as defined in the Agreement), which Project is to be owned and operated by the Borrower, or its successors or assigns. The Borrower has agreed (i) to repay the loan of the proceeds of the Bonds by making payments (the “Loan Payments”) and (ii) to make the Additional Payments (as defined in the Indenture) at the times and in the amounts set forth in this Note and in the Agreement. The Bonds have been issued, concurrently with the execution and delivery of this Note, pursuant to, and are secured by, the Trust Indenture (as amended and supplemented from time to time, the “Indenture”), dated as of October 1, 2006, between the Lender and the Trustee. The Bonds bear interest from their date at the Applicable Rate, as defined in Appendix A to this Note, payable on each Interest Payment Date (as defined in the Indenture), and mature on October 1, 2031.
     To provide funds to pay the interest on the Bonds as and when due, the Borrower hereby agrees to and shall make payments of interest on this Note to the Trustee on the first Business Day prior to the first day of each January, April, July and October commencing on the first Business Day prior to the first day of January 2007, in an amount equal to the amount payable as interest on the Bonds on the next Interest Payment Date; provided, however, that with respect to such first interest payment, the Borrower shall receive a credit against such interest payment equal to the amount, if any, of money in the Bond Fund (as defined in the Indenture) representing the Bond Fund Payment (as defined in the Indenture).
     If payment or provision for payment in accordance with the Indenture is made in respect of the principal of and redemption premium, if any, and interest on the Bonds, this Note shall be deemed paid to the extent of such payment or provision for payment of Bonds. The Borrower shall receive a credit against its obligation to make Loan Payments hereunder to the extent that there are amounts already on deposit in the Bond Fund created by the Indenture (except for moneys drawn on the Letter of Credit or the Confirming Letter of Credit), and available to pay principal or purchase price of and premium, if any, and interest on the Bonds pursuant to the Indenture, and to the extent that Loan Payments are made by the Borrower directly to the Bank pursuant to the Agreement. Subject to the foregoing, all Loan Payments and Additional Payments shall be in the full amount required hereunder and under the terms of the Agreement.

     All Loan Payments shall be payable in lawful money of the United States of America and shall be made to the Trustee at its principal corporate trust office for the account of the Lender and deposited in the Bond Fund created by the Indenture. Except as otherwise provided in the Indenture, the Loan Payments shall be used by the Trustee to pay the principal of and redemption premium, if any, and interest on the Bonds as and when due or to reimburse the Bank for unreimbursed draws under the Letter of Credit (as such terms are defined in the Indenture).
     The obligation of the Borrower to make the payments required hereunder shall be absolute and unconditional and the Borrower shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Lender, the Trustee, the Bank or the Remarketing Agent (as defined in the Indenture) or any other person.
     This Note is subject to optional, extraordinary optional and mandatory prepayment upon the same terms and conditions, on the same date or dates and at the same prepayment prices, as the Bonds are subject to optional, extraordinary optional and mandatory redemption, and the Borrower hereby agrees that it will make Loan Payments hereunder in an amount equal to the principal of and premium, if any, and interest on the Bonds due and payable on any such redemption date. All optional prepayments of amounts due under this Note are subject to the requirement that the Borrower deposit sufficient moneys with the Bank in accordance with 2.1 of the Agreement prior to the Borrower giving notice of its intention to so prepay pursuant to Section 8.4 of the Agreement. Any such redemption prior to stated maturity is subject to the obligation of the Borrower to give the Lender and the Trustee sufficient notice of such redemption as shall enable the Lender and the Trustee to take all action necessary under the Indenture to redeem on the date specified for prepayment a like principal amount of Bonds at the same redemption price.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name by its duly authorized representative as of the date first written above.

FIRST UNITED ETHANOL, LLC, a Georgia limited liability company
By:
Murray Campbell
Chief Executive Officer/Chairman of the Board

     The above Promissory Note is hereby pledged and assigned to Wells Fargo Bank, National Association, as Trustee, without recourse, pursuant to the Trust Indenture dated as of October 1, 2006 between the Mitchell County Development Authority and the Trustee.

MITCHELL COUNTY DEVELOPMENT AUTHORITY
By:
Charles Rooks
Acting Chairman

     The Borrower hereby acknowledges and agrees to the aforesaid assignment of this Promissory Note to the Trustee.

FIRST UNITED ETHANOL, LLC a Georgia limited liability company
By:
Murray Campbell
Chief Executive Officer/Chairman of the Board

APPENDIX A
     As used in this Note, “Applicable Rate” shall mean at any time the then applicable interest rate per annum on the Bonds as described below. The capitalized terms not defined in the Note shall have the meanings ascribed to them in the Indenture.
     The Bonds will initially bear interest during the Accrual Period (herein defined) beginning on the date of initial authentication and delivery of the Bonds. The Bonds will thereafter bear interest at a Variable Rate per annum, which shall be the lesser of (i) the Maximum Interest Rate or (ii) a fluctuating per annum rate equal to the per annum rate for the one-week period commencing on a Thursday and ending on the Wednesday succeeding such Thursday (the “Accrual Period”) determined by the Remarketing Agent (herein defined) by 12:00 noon, Portland, Oregon time, on the Wednesday preceding the day on which the Accrual Period commences or, if such day of determination is not a Business Day for the Remarketing Agent, on the first succeeding day which is a Business Day (the “Determination Date”), to be equal to (but not more than) the rate required to be borne by the Bonds for such Accrual Period to produce a bid for the purchase of all the Bonds on such Determination Date at a price equal to the principal amount thereof plus accrued interest, if any, thereon from the most recent Interest Payment Date. Notwithstanding the foregoing, the Accrual Period beginning on the date of initial authentication and delivery of the Bonds shall commence on such date and end on Wednesday, December 6, 2006. If for any reason the Variable Rate is not determined as set forth above on any Determination Date, the interest rate announced on the preceding Determination Date shall continue in effect. If for any reason the Variable Rate is not so determined for a second succeeding week or thereafter, the Variable Rate shall thereafter be determined by the Trustee and shall be a rate per annum (not to exceed the Maximum Interest Rate) equal to twenty-five basis points in excess of the then current municipal swap index as quoted by the Bond Market Association. Interest at the Variable Rate will be computed on the basis of a year of 365 or 366 days, as appropriate, for the actual number of days elapsed, and will be payable on the first Thursday of each January, April, July and October (each an “Interest Payment Date”), or, if such day is not a Business Day, on the next succeeding Business Day, with such interest being initially paid on January 4, 2007.
     With the prior written consent of the Bank, and upon receipt by the Trustee of an amendment to the Letter of Credit increasing the amount available to be drawn for the payment of accrued interest on the Bonds to two hundred (200) days of accrued interest on the then existing principal balance of the Bonds at the Fixed Interest Rate, on any Interest Payment Date (if such date is designated by the Borrower as the Conversion Date), the Borrower may elect to convert the rate on the Bonds to a fixed rate (the “Fixed Interest Rate”). The Borrower may exercise its conversion option by giving the Trustee, the Bank, the Confirming Bank, the Paying Agent, the Tender Agent and the Remarketing Agent written notice of its intention to convert the rate to the Fixed Interest Rate, at least 50 days prior to the proposed Conversion Date.
     Subject to the provisions of the Indenture, on any Interest Payment Date (if such date is designated by the Borrower as the Conversion Date), the Borrower may elect to convert the rate on some or all of the Bonds to a fixed rate.
     On a day which is a Business Day at least fifteen (15) days prior to the Conversion Date, the Remarketing Agent will determine the minimum rate of interest which will be applicable to the Bonds on the ensuing Conversion Date, and at least twelve (12) days prior to such Conversion Date the Paying Agent will notify all of the Bondholders by Mail of the aforesaid minimum rate of interest. Bondholders shall deliver such Bonds to the Tender Agent on or before the Conversion Date. On a day which is a Business Day at least seven (7) days prior to the Conversion Date (the “Rate Determination Date”) the

Remarketing Agent shall determine the Fixed Interest Rate. The Remarketing Agent shall determine the Fixed Interest Rate on the Rate Determination Date to be that rate per annum which, if borne by all of the outstanding Bonds through the Maturity Date, would, in the judgment of the Remarketing Agent (taking into consideration current transactions and comparable securities in which the Remarketing Agent is involved or of which it is aware and prevailing financial market conditions), be the interest rate necessary (but which would not exceed the interest rate necessary) to produce as nearly as practical a par bid for each outstanding Bond on the Rate Determination Date.

EXHIBIT B
Project
     The Project consists of certain non-solid waste disposal components of an ethanol refining facility to be acquired, constructed and equipped on the Project Site.

EXHIBIT C
Project Site
[Legal Description to be supplied by counsel to the Borrower]

EXHIBIT D
CERTIFICATE OF COMPLETION
Wells Fargo Bank, National Association
Corporate Trust Services
MAC P6101-114
1300 SW 5th Avenue, 11th Floor
Portland, Oregon 97201
Attention: Doreen K. Rowe, Vice President
                 Corporate Trust Department

Re:	$53,500,000 Mitchell County Development Authority Variable Rate Demand Taxable Economic Development Revenue Bonds (First United Ethanol, LLC Project), Series 2006
     Reference is made to the Loan Agreement dated October 1, 2006 (the “Agreement”) between the Mitchell County Development Authority (the “Issuer”) and First United Ethanol, LLC (the “Borrower”) with respect to the Variable Rate Demand Taxable Economic Development Revenue Bonds, Series 2006. Undefined terms used herein shall have the meaning ascribed thereto in the Agreement and the Trust Indenture dated October 1, 2006 between the Issuer and Wells Fargo Bank, National Association (the “Trustee”).
     Pursuant to Section 3.2 of the Agreement, the undersigned certifies to the Issuer, the Trustee and the Bank that he/she is an Authorized Borrower Representative and that, except for any amounts retained by the Trustee at the direction of the Authorized Borrower Representative for any amount of the costs set forth in Subsections 4.2(a) through (f) of the Agreement not then due and payable,
1.	he/she has read Article III of the Agreement and the definitions therein relating thereto;

2.	acquisition, construction and equipping of the Project have been substantially completed and all labor, services, materials and supplies used in such acquisition, construction and equipping have been paid for;

3.	all other facilities necessary in connection with the Project have been acquired, constructed and equipped and all costs and expenses incurred in connection therewith have been paid;

4.	all acquisition, construction and equipping of the Project and facilities necessary thereto have been accomplished in such a manner as to conform with all applicable zoning, planning, building, environmental and other similar regulations of all governmental authorities having jurisdiction, and have been accomplished to the satisfaction of the Borrower so as to permit efficient operation for the Project Purposes,

5.	the date by which the foregoing three events have occurred is ; and

6.	notwithstanding the foregoing, this certificate is given without prejudice to any rights against third parties which exist or may subsequently arise.
Dated:

FIRST UNITED ETHANOL, LLC a Georgia limited liability company
By:
(Name)
(Title)